Exhibit 10.2
SURFACE USE AND DAMAGE AGREEMENT
This Surface Use and Damage Agreement (Agreement) is made and entered into effective this 10th day of March 2011, by and between PCY Holdings LLC, a wholly owned subsidiary of Pure Cycle Corporation, as the owner of the surface of the lands described hereafter whose addresses is 1490 Lafayette Street, Suite 203, Denver, Colorado 80218 hereinafter referred to as “Owner”, and Anadarko E&P Company LP, whose address is 1099 18th Street, Suite 1800, Denver, CO 80202, hereinafter referred to as “Operator”.
WITNESSETH:
WHEREAS, Owner owns the surface estate described on Exhibit “A” attached hereto (the “Lands”) as well as the mineral estate under the Lands; and
WHEREAS, Owner plans to develop the Lands which plans may include planned communities for residential, commercial, agricultural, industrial and other development; and
WHEREAS, Operator holds one or more valid oil and gas leases from Owner or from third parties covering all or portions of the Lands; and
WHEREAS, the parties wish to enter into an agreement concerning the use by Operator of portions of the Lands for the purposes of drilling, completing, and operating one or more oil and gas wells on the Lands consistent with Owner’s ownership of the Lands for development.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Right of Use. Owner hereby gives and grants to Operator, its agents, employees, drilling contractors, and related service companies, subject to the terms of this Agreement, the non-exclusive right to enter upon and use the Lands for the purpose of drilling, completing, and producing one or more oil and gas wells at legal locations or at such exception locations as are approved by the Colorado Oil & Gas Conservation Commission (“COGCC”), together with rights-of-way across the Lands and adjacent lands owned by Owner necessary to construct and maintain one or more access roads, well sites, tank batteries, and pipelines in connection with the oil or gas wells to be drilled by Operator upon the Lands, all in accordance with, and subject to the limitations set forth in, this Agreement. The rights of Operator to use the Lands as set forth herein are non-exclusive, and Owner reserves the right to use all access roads, and all surface and sub-surface uses of the Lands, and to grant successive easements on or across the Lands on such terms and conditions as Owner deems necessary or advisable, provided that Owner’s use and all other uses authorized by Owner do not unreasonably interfere with the operations of Operator.
Surface Use and Damage Agreement

2. Notification and Consultation.
(a) Prior to commencing any operations, initiating the drilling of any well or initiating the conduct of seismic activities on said Lands, Operator shall notify Owner prior to entry upon the Lands and shall consult with Owner and receive Owner’s consent, which consent shall not be unreasonably withheld, as to the location of each well, road, pipeline, power line, tank battery, or other facility to be placed upon or under the Lands. Such agreed-upon locations shall be known as the “Oil and Gas Operations Areas”. Except as otherwise provided in this Agreement with respect to roads and pipelines, all of Operator’s activities shall be restricted to the Oil and Gas Operations Areas and Owner shall not occupy any portion of the Oil and Gas Operations Areas for any purpose (except as described in Section 11), it being specifically agreed that the Oil and Gas Operations Areas are for the exclusive use of Operator. No gas treatment or gas processing facility shall be placed on the Lands, other than standard wellsite separation, artificial lift equipment and dehydration equipment.
(b) To the maximum extent possible, Operator’s access to its Oil and Gas Operations Areas and the placement of pipelines and power lines (to the extent they are located outside of the Oil and Gas Operations Areas) will be along the section lines of the Lands. Owner recognizes that Operator will have to construct access roads, pipelines and power lines from the section lines of the Lands to the Oil and Gas Operations Areas. The location of such access roads, pipelines and power lines will be done in consultation with, and subject to approval by, Owner as required by subparagraph (a) immediately above.
(c) Provided mutually acceptable alternate locations are agreed upon by Owner and Operator, Owner shall have the right to require Operator to relocate any roads, pipelines, power lines, or other surface or underground facilities (excluding any well) upon 90 days prior written notice to Operator in the event that such relocation is necessary to Owner’s use of the Lands. All relocation expenses will be borne by Owner and Operator will not be required to move any of its facilities until provision has been made for the payment of such expenses to the reasonable satisfaction of Operator.
3. Compensation. As compensation for surface damages of Owner’s surface estate, Operator shall pay to Owner the following:
(a) The sum of Three Thousand Dollars ($3,000) per permanently disturbed acre for the drilling of any well or location of any facilities upon the Lands owned by Owner, and for the access road across the Lands to the well location, payable prior to commencement of surface disturbing activities.
(b) The fees and compensation payable by Operator to Owner for the installation and location and operation of any compressor on the Lands shall be negotiated in good faith by Owner and Operator under a separate agreement.
(c) Provided Owner is in compliance with this Agreement, Operator agrees that it will not object, oppose or seek to prevent Owner from (i) obtaining any required permits to develop the Lands for such residential, commercial, industrial and other uses of any kind as Owner determines from time to time, or (ii) so developing the Lands, subject to Operator’s rights under this Agreement. Operator agrees to execute and deliver letters of support of and non-objection to such development by Owner as may be requested by Owner from time to time. Likewise, provided Operator is in compliance with this Agreement, Owner will not oppose any permit application Operator submits to the COGCC or any state or local entity having jurisdiction of some or all of Operator’s activities hereunder or under the Oil and Gas Lease of even date so long as said application or permit is consistent with this Agreement.
Surface Use and Damage Agreement

(d) Owner and Operator agree that once the Oil and Gas Operations Areas have been established in accordance with Section 5 hereof, Owner, with the exception of the setback requirement of COGCC rule 603.a.(1), shall automatically be deemed to waive the setbacks provided for in COGCC rules including the setback and other requirements of rules 603.a.(2), 603.b. and 603.e. of the rules and regulations of the COGCC relating to property lines and high density and designated outside activity areas, as they may be amended from time to time. Owner further and similarly shall be deemed to waive its right to object to any other state or local setback requirements or other requirements or regulations that are or become inconsistent with this Agreement or that would prohibit or interfere with the rights of Operator, its successors and assigns, to explore for and produce the oil and gas in accordance with this Agreement. Operator or its successors and assigns may cite the waiver in this paragraph in order to obtain a location exception or variance under COGCC rules or from any other state or local governmental body having jurisdiction over the oil and gas operations contemplated hereby including the City. Once the Oil and Gas Operations Areas have been established in accordance with Section 5 hereof, Owner agrees not to object to the use of the surface in the OGOA(s) so long as such use is consistent with this Agreement and Owner will provide Operator or its successors and assigns with any and all written support they may reasonably require to obtain permits from the COGCC or any local jurisdiction. In consideration of the foregoing, Operator waives its rights to object to future development of the Lands based upon any state or local setback requirement that regulates how close such future development may encroach upon Operator’s facilities, and further agrees that Owner may cite the waiver in this paragraph in order to obtain an exception or variance to setback requirements from any state or local governmental body having jurisdiction over the Lands. Notwithstanding the waiver by Operator in the immediately preceding sentence, Owner will comply with those state and local setback requirements the primary purpose of which is safety rather than aesthetics.
4. Road Construction and Use. Subject to Section 2 above, any roads constructed or used by Operator on the Lands shall be constructed or used to the following specifications:
(a) To the maximum extent reasonably possible, Operator will use existing roads designated by Owner for its operations if such use is operationally and economically feasible in Operator’s judgment reasonably exercised.
(b) The surface of all roadways shall be made of compacted gravel, and shall comply with all regulations or laws applicable to such roadways. All interior roadways, within the Oil and Gas Operations Areas, shall not exceed 20 feet in width for vehicles and equipment other than drilling rigs 30 feet in width for drilling rigs for traveled surface. All roadways along the section lines of the Lands shall be 30 feet or more in width for traveled surface. Operator shall control dust from all roadways through the application of an appropriate dust suppressant. Any roads constructed by Operator shall be improved as may be necessary and Owner and Operator agree that once surface development begins, the parties will consult with each other and agree on how the roads used in the operations of the oil and gas activities will be merged into the development roads.
Surface Use and Damage Agreement

(c) If requested by Owner, access to the Lands of Owner from any public road, or from the land of any adjoining Landowner, shall be controlled by a swinging metal gate in addition to a cattle guard.
(d) Culverts shall be placed in low areas for proper drainage.
(e) No off-road travel is permitted and particularly no off-road travel which has the effect of widening the road or area of damage.
(f) The use and construction of roads by Operator on the Lands is a non-exclusive use, and Owner may allow other parties to use said roads and make a charge therefor. However, Operator shall have the right to assess other non-agricultural users of the roads (except for Owner) for their share of maintenance work performed by Operator. Owner shall have no responsibility for road maintenance.
(g) Operator agrees, if requested by Owner, to place an appropriate sign or signs on any road designating them as “private roads” and to assist Owner in the control of the use of such roads by unauthorized users. The size and color of such signs shall be subject to Owner’s approval.
(h) Owner may lock gates across its private roads, provided that Operator shall have the right to place its own locks on such gates.
(i) Operator shall maintain existing and newly constructed roads used by Operator to the extent necessary for Operator’s needs and to the reasonable satisfaction of Owner, which maintenance may include shaling, ditching, graveling, blading, mowing grass to avoid fire danger, installing and cleaning cattle guards, and spraying for noxious weeds. This work shall be done at such reasonable times as Owner shall request.
(j) No roads on the Lands shall be used by Operator for access to lands not subject to the Lease without a separately negotiated agreement.
5. Oil and Gas Operations Areas. Oil and Gas Operations Areas located on the Lands shall be limited to no more than ten (10) acres in size during drilling, completion, and reworking activities, and no more than four (4) acres permanently disturbed in size for producing wells, including any tank batteries constructed by Operator. On or before one year from the date of this Agreement, Owner and Operator will select three (3) Oil and Gas Operations Areas on the Lands. If the three Oil and Gas Operations Areas are not selected on or before the expiration of one year, the same will be selected pursuant to Section 31 below. If Operator determines
Surface Use and Damage Agreement

that the three Oil and Gas Operations selected pursuant to this Section are not sufficient to maximize production of oil and gas from the Lands, which determination is based upon an oil and gas engineering analysis prepared by Operator, Operator may propose an additional Oil and Gas Operations Area to Owner on or before the expiration of the primary term of the oil and gas lease between the parties of even date herewith. Owner and Operator shall then engage in good faith negotiations to determine whether the additional Oil and Gas Operations Area proposed by Operator can be mutually agreed and become an Oil and Gas Operations Area for the purposes of this Agreement; provided, that any agreement by Owner to allow any such additional Oil and Gas Operations Area shall be made in its sole and absolute discretion. If Owner and Operator are not able to reach a mutually acceptable agreement with respect to the proposed additional Oil and Gas Operations Area, Owner will not be obligated to agree to the creation of any additional Oil and Gas Operations Areas on the Lands. It is also agreed that Operator shall have no more than two (2) Oil and Gas Operations Areas in any governmental quarter section of the Lands.
Operator agrees to fence the pits and other dangerous areas and at all times keep its well sites in good order and free of litter, debris, trash, or spilled hydrocarbons. In the event that Operator does not encounter commercial quantities of oil, gas, or other hydrocarbons at any well location and determines the location to be a “dry hole,” Operator shall promptly fill in, smooth over, and clean up the well site and rights-of-way and shall restore and reseed the area with a seed mix reasonably approved by Owner after replacing topsoil. All cleanup and restoration activities shall be completed by Operator as soon as the reserve pit has been allowed to dry so that proper backfilling can be accomplished. If the reserve pit is not dry within six months of completion of drilling operations, it shall be pumped dry by Operator and the contents properly disposed of off the Land pursuant to applicable law. In the event that any well drilled upon the Lands is completed as a commercial producer of oil and/or gas, Operator shall promptly clean up the well site location and use only so much of the area as is reasonably necessary for its operations, and Operator shall restore such well location, reseeding the same with a seed mix specified by Owner, and Operator shall keep all well site locations neat, orderly, and clean at all times.
6. Pipelines. Subject to Section 2, any pipelines constructed by Operator on the Lands shall be constructed and maintained to the following specifications:
(a) The top of each pipeline shall be buried at least 48 inches below the surface of the ground and shall be constructed in such a manner to safely permit Owner to construct roads and utilities over such pipeline in such locations as may be designated by Owner and shall be double ditched with soil compaction and restoration of topsoil to the surface.
(b) Operator shall be responsible for backfilling, repacking, reseeding, and recontouring the surface so as not to interfere with Owner’s present or future agricultural operations and it’s present or planned future development or other use of the Lands. If pipeline trenches settle so as to interfere with Owner’s irrigation or ranching activities, upon request by Owner, Operator shall fill in, repack, and level such trenches.
Surface Use and Damage Agreement

(c) The pipelines referred to in this Agreement are limited to and include only those gathering system pipelines used in connection with wells drilled on the Lands. Operator shall provide Owner with a plat showing the “as built” length and location of all pipelines promptly after their installation.
(d) Operator shall not locate and/or construct, or cause to be located and/or constructed, compressor stations or gas, water or any other transportation pipelines on the Lands, which activities may only be done by separate written agreement of the parties.
(e) Owner reserves the right to occupy, use, and cultivate the lands affected by such pipelines, and to grant such rights to others, so long as such use does not interfere with Operator’s operations. No structures may be built by Owner within fifteen (15) feet of any pipeline.
(f) The pipelines referred to in this Agreement are limited to and include only those gathering system pipelines used in connection with wells drilled on the Lands.
(g) If Operator fails to use any pipeline for a period in excess of twenty-four (24) consecutive months, the pipeline shall be deemed abandoned and Operator shall promptly take all actions necessary or desirable to clean up and remove the pipeline, or render the pipeline environmentally safe and fit for abandonment in place, and restore the surface. All such cleanup and mitigation shall be performed in compliance with all applicable federal, state, and local laws and regulations.
7. Power Lines. Subject to Section 2 above, any buried or overhead power lines constructed on the Lands shall be constructed and maintained to the following specifications:
(a) Operator will consult with Owner and with the independent power company supplying power to Operator with respect to the location of overhead power lines prior to construction, and shall obtain Owner’s written consent for such locations which consent shall not be unreasonably withheld. Overhead power lines will be constructed so as to cause the least interference reasonably possible with Owner’s visual landscape and Owner’s existing and planned future uses of the Lands, and, to the maximum extent reasonably possible, overhead power lines will be constructed along fence lines or property lines. All overhead power lines will be located in a manner to minimize or avoid interference with Owner’s existing or future uses of the Lands. No overhead power line will be located where it will interfere with Owner’s existing or planned future uses of the Lands planned by Owner at the time of construction of overhead power lines. Owner shall be entitled to receive payment from Operator’s electricity provider for overhead power lines.
(b) Subject to compliance with any guidelines and policies of the power provider, within two months after a well has been placed on production, all power lines constructed by or for Operator downstream of the independent power company’s meters shall be buried, and all power line trenches shall be fully reclaimed and reseeded to the reasonable satisfaction of Owner. Buried power lines shall be installed at least 48 inches below the surface of the ground, and shall be constructed in such a manner to safely permit Owner to construct roads and utilities over such power line in such locations as may be designated by Owner.
Surface Use and Damage Agreement

(c) Operator agrees that it will not construct overhead power lines that will interfere with irrigation in those portions of the Lands which are developed or are being irrigated or cultivated or which may, in the future, be developed or irrigated or cultivated or which are fallow as part of a crop rotation or management program.
8. Operations. Operator’s operations on the Lands shall be conducted according to the following specifications:
(a) Operator shall at all times keep its well sites and road rights-of-way safe and in good order, free of noxious weeds, litter and debris, and shall spray for noxious weeds upon reasonable demand by Owner as required by the rules of the COGCC.
(b) Operator shall rehabilitate, restore, reclaim, and reseed all disturbed areas caused by Operator’s operations within six (6) months after termination of construction activities on such sites, unless inclement weather prevents such rehabilitation and restoration within that time period or within such other time as provided in the then applicable rules of the COGCC.
(c) All cattle guards and fences installed by Operator shall be kept clean and in good repair and will become the property of Owner when Operator ceases ownership of its oil and gas lease covering that portion of the Lands.
(d) Operator shall not permit the release or discharge of any toxic or hazardous chemicals or wastes on the Lands. Any spill of oil, grease, solvents, chemicals, or hazardous substances on the Lands which are reportable to regulatory authorities under applicable law or regulations shall be immediately (within 24 hours) reported to Owner by telephone, fax, or e-mail, to be followed by copies of written notices which Operator has filed with regulatory authorities within five (5) business days after such filing.
(e) Operator shall remove only the minimum amount of vegetation necessary for the construction of roads, well locations, and other facilities. Topsoil shall be conserved during excavation, stockpiled and reused as cover on disturbed areas to facilitate regrowth of vegetation.
(f) Operator shall use reasonable efforts to assure that construction or routine maintenance activities will not be performed during periods when the soil is too wet to adequately support construction equipment. Once a well is completed, Operator shall also access the Lands with heavy trucks and tankers as may be necessary for the efficient operation of the Lease taking into account the levels of production from wells drilled on the Lease; it being understood that access will be more frequent earlier in the production process. Once development of the surface has started, Owner and Operator will consult with one another to determine if changes need to be made with respect to heavy truck and tanker access taking into account then current and anticipated levels of production from the Lease and the safe and efficient use of the surface development.
Surface Use and Damage Agreement

(g) All surface facilities not subject to safety requirements shall be painted Operator’s colors, which shall blend with the natural color of the landscape.
(h) No living quarters shall be constructed upon the Lands, except that drilling crews and geologists or service personnel may use temporary “dog houses” during drilling, completion, or reworking activities.
(i) Operator shall not fence any access roads without the prior consent of Owner.
(j) Operator shall construct stock-tight fences for both sheep and cattle around any dangerous areas, including any pits where Operator drills wells.
(k) Operator and its employees, agents, and contractors shall leave all gates located on the Lands as they found them; gates found closed are to be closed; gates found open are to be left open.
(l) None of Operator’s employees, agents, or contractors, or any other person under the direction or control of Operator shall be permitted to carry firearms or any other weapon on the Lands and such persons shall not hunt, fish, or engage in recreational activities on the Lands. No dogs will be permitted on the Lands at any time. Operator will notify all of its contractors, agents, and employees that no dogs, firearms, weapons, hunting, fishing, or recreational activities will be allowed on the Lands. None of Operator’s employees, agents, or contractors, or any other persons under the direction or control of Operator, shall possess or be under the influence of alcohol or illegal drugs while on the Lands. Further, Operator and its employees, agents, or contractors, or any other person under the direction or control of Operator shall not cut or transport firewood, cut Christmas trees or remove pine nuts, artifacts and other non oil and gas materials from the Lands.
(m) Operator shall conduct operations and activities on the Lands in accordance with, and shall strictly comply with all existing local, state, and federal laws, rules, and regulations. Operator shall also obtain any permit, consent, license, or other authorization required by law or by any governmental authority having jurisdiction.
(n) Operator shall take all reasonable steps to prevent fire and to promptly extinguish fire, including, but not limited to, maintaining a fire extinguisher, shovel, and bucket in each service vehicle entering upon the Lands. Operator shall fully and promptly compensate Owner for all damages caused by fire arising out of Operator’s operations, including, without limitation, any charges incurred by Owner for fire suppression and the replacement of fences and other property damaged or destroyed by fire.
Surface Use and Damage Agreement

(o) Operator shall conduct dust suppression in such areas and at such times as Owner shall reasonably request as long as the dust being suppressed is the result of Operator’s operations.
(p) Operator will drill no closer than 200 feet from any spring or water well now existing on the leased premises without the Owner’s prior written consent.
(q) Operator will place no facility upon the surface of the leased premises closer than 200 feet from any house or barn without prior written consent. In addition, Operator will use good faith efforts to minimize the aesthetic and noise impact of the equipment located in any OGOA and any of its other equipment located on the leased premises, which efforts will include screening any such equipment and other improvements on the leased premises as may be reasonably requested by the Lessor.
(r) Production tanks to be installed by the Operator on the leased premises shall be industry standard low profile tanks.
(s) Operator shall use reasonable efforts to conduct its operations so as to cause the least damage reasonably to the surface as a result of muddy conditions.
9. Limitation on Rights. The Lands may not be used in connection with operations on other premises not owned by Owner without Owner’s written consent.
10. Produced Water. With respect to any water produced from wells drilled on the Lands in connection with the production of oil, gas, or other hydrocarbons, Operator agrees to reinject produced water or haul the same away from the Lands and properly dispose of such produced water off the Lands. Operator shall not construct evaporation pits for produced water, but may have a small “emergency pit” during drilling, completion, or reworking operations for produced water purposes.\
11. Dry Hole / Water. Operator’s use of water shall be governed by the applicable provisions of the Oil and Gas Lease between the parties. In the event that Operator discovers water during its drilling operations, Operator shall advise Owner of the location and quantity thereof. In the event Operator elects to abandon a well (either a “dry hole” or upon cessation of production from a producing well), Operator will give Owner forty-five (45) days written notice of the opportunity to take over any abandoned well and convert the well to a water well. If Owner elects in writing to take over the abandoned well and convert the well to a water well, then Owner will assume all liability and costs associated with the well thereafter, and both parties shall execute any and all documents necessary to provide that the water in the well shall become the property and the responsibility of Owner. If Owner does not elect to take over an abandoned well within such 45-day period, Operator shall plug and abandon the well as required by applicable law and regulations and reclaim the well site as provided herein. Owner shall be entitled to locate a water well within each Oil and Gas Operations Area so long as such water well is located with the express consent of Operator (not to be unreasonably withheld), is as far from Operator’s activities within such Oil and Gas Operations Area as is practicable, is in compliance with any applicable COGCC rules and other governing rules and does not materially interfere with Operator’s operations.
Surface Use and Damage Agreement

12. Seismic Operations. Seismic operations are expressly authorized by the Lease and this Agreement. Operator will notify Owner prior to the commencement of such operations and will pay Owner seven dollars and fifty cents ($7.50) for each acre disturbed by such operations on the Land. Lessee shall not conduct any seismic or geophysical operations whatsoever when surface conditions are not relatively dry. At all times, Lessee shall use reasonable efforts to conduct its seismic operations so as to cause the least damage reasonably possible to the surface.
13. Extraordinary Damages. The compensation provided for herein is acknowledged by Owner as sufficient and in full satisfaction for damages and use of the Lands caused or created by the reasonable and customary entry, rights-of-way, and operation and use of roads and well sites, but do not include damage to livestock, buildings, or improvements, or injuries to persons. This Agreement does not relieve Operator from liability due to Operator’s negligence or due to spills or discharges of any hydrocarbon or toxic substance or hazardous chemicals or wastes, or from leaks or breaks in Operator’s pipelines. Damage to or loss of livestock shall be paid for by Operator at the higher of market value or replacement cost.
14. Reclamation and Reseeding.
(a) Each area of surface disturbance affected by drilling or subsequent operations to be commenced within twelve (12) months, shall be reclaimed as early and nearly as practicable to their original condition or the final land use designated by Owner and shall be maintained to control dust and minimize erosion to the extent practicable all at Operator’s expense. The areas being reclaimed shall be ripped and recontoured to conform to existing grade.
(b) As to crop land on the Lands, if subsidence occurs, Operator will add weed free topsoil to the depression and the land affected will be re-leveled to its original contour as practicable. As to non-crop land on the Lands, the disturbed area shall be revegetated at Operator’s expense to its pre- disturbance condition as nearly as is practicable.
(c) To the extent required by applicable regulations, all chemicals, foreign substances, pit liners, contaminated soil and trash and unnecessary equipment shall be removed from the Oil and Gas Operations Areas within a reasonable time after such material and equipment is no longer needed for Operator’s operations hereunder or pursuant to the lease of even date.
(d) The reclamation operations in the immediately preceding three subsections shall be completed by Operator within six (6) months (weather permitting) of the completion of any well in each Oil and Gas Operations Area.
Surface Use and Damage Agreement

(e) Unless Owner otherwise agrees in writing or unless otherwise provided in the rules of the COGCC, within six (6) months after termination of any of Operator’s operations on the Lands, Operator, as final reclamation, shall fully restore and level the surface of the lands affected by such terminated operations as near as possible to the contours which existed prior to such operations. Operator shall use water bars and other measures as appropriate to prevent erosion and non-source pollution.
(f) Each well shall be plugged and abandoned by Operator in accordance with the applicable law upon permanent cessation of production. Weather permitting, within ninety (90) days following the plugging and abandonment of each well, all surface equipment and surface appurtenances shall be removed by Operator from the Lands and all unreclaimed and/or unrevegetated areas previously disturbed by Operator’s operations shall be reclaimed by Operator at its expense and in accordance with the standards set out in above.
(g) At least 30 days prior to reclamation of road(s) constructed by Operator for its operations or any portion thereof, Operator shall provide Owner written notice of such roadway reclamation, which shall include a plat of the portion of the road(s) to be reclaimed. During the period prior to reclamation, Owner may elect to retain any such portion of the road(s) for Owner’s use by giving written notice to Operator and the COGCC. Upon receipt of Owner’s election to retain such portion of the road(s), Operator shall blade the Road(s) into good and passable condition, and shall thereafter be relieved of its obligation to maintain and/or reclaim such portion of the Road(s).
15. Indemnification. No party shall be liable for, or be required to pay for, special, punitive, exemplary, incidental, consequential or indirect damages to any other party for activities undertaken within the scope of this agreement.
Except as to claims arising out of pollution or environmental damage (which claims are governed by paragraph 16 below) or out of other provisions of this Agreement (which claims shall be governed by the terms of this Agreement), each party shall be and remain responsible for all losses, claims, damages, demands, suits, causes of action, fines, penalties, expenses and liabilities, including without limitation attorneys’ fees and other costs associated therewith (all of the aforesaid herein referred to collectively as “Claims”), arising out of or connected with each such party’s ownership or operations or activities on the Lands, no matter when asserted, subject to applicable statutes of limitations. Each such party shall release, defend, indemnify and hold the other parties, their officers, directors, employees, agents and contractors, successors and assigns, harmless against all such Claims. This provision does not, and shall not be construed to, create any rights in persons or entities not a party to this Agreement, nor does it create any separate rights in parties to this Agreement other than the right to be indemnified for Claims as provided herein. Notwithstanding anything in this Agreement to the contrary, Operator shall compensate Owner for any damage, loss, or claim which Owner sustains because Operator did not act as a reasonable and prudent operator.
Surface Use and Damage Agreement

Upon the assignment or conveyance of a party’s entire interest in the Lands, that party shall be released from its indemnification provided above, for all actions or occurrences happening after such assignment or conveyance.
16. Environmental Indenmity. The provisions of paragraph 15 above, except for the first paragraph thereof, shall not apply to any environmental matters, which shall be governed exclusively by the following:
“Environmental Claims” shall mean all Claims asserted by governmental bodies or other third parties for pollution or environmental damage of any kind, arising from operations on or ownership of the Lands or ownership of the oil and gas leasehold interest, whichever is applicable, and all cleanup and remediation costs, fines and penalties associated therewith, including but not limited to any Claims arising from Environmental Laws or relating to asbestos or to naturally occurring radioactive material. Environmental Claims shall not include the costs of any remediation undertaken voluntarily by any party, unless such remediation is performed under the imminent threat of a Claim by a governmental body or other third party;
“Environmental Laws” shall mean any laws, regulations, rules, ordinances, or order of any governmental authority(ies), which relate to or otherwise impose liability, obligation, or standards with respect to pollution or the protection of the environment, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.), the Clean Air Act, and the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629); and
Operator shall protect, indemnify, and hold harmless Owner from any failure to comply with any Environmental Law or any Environmental Claims relating to the Land or the Lease that arise out of Operator’s ownership and operation on the Land and its ownership and operation of any pipeline easement or right-of-way on the Land. Owner shall fully protect, defend, indemnify and hold harmless Operator from any and all Environmental Claims relating to the Land that arise out of Owner’s operations on the Land. This indemnity specifically covers the completion or fracturing or refracturing of any well drilled by Operator on the leased premises or lands pooled or unitized therewith.
17. Exclusion From Indemnities and Notice. The indemnities of the parties herein shall not cover or include any amounts which the indemnified party is actually reimbursed by any third party. The indemnities in this Agreement shall not relieve any party from any obligations to third parties.
If a Claim is asserted against a party for which the other party would be liable under the provisions of this Agreement, it is a condition precedent to the indemnifying party’s obligations hereunder that the indemnified party give the indemnifying party written notice of such Claim setting forth all particulars of the Claim, as known by the indemnified party, including a copy of the Claim (if it is a written Claim). The indemnified party shall make a good faith effort to notify the indemnifying party within five days of receipt of a Claim and shall affect such notice in all events within such time as will allow the indemnifying party to defend against such Claim.
Surface Use and Damage Agreement

18. Release. To the maximum extent permitted by law, Operator releases and waives and discharges Owner and, if applicable, Owner’s officers, directors, employees, agents, successors, and assigns from any and all liability for personal injury, death, property damage, or otherwise arising out of Operator’s or its agents’ operations under this Agreement or Operator’s use of Owner’s property, unless such injury, death, or property damage is the result of Owner’s negligent acts or omissions or those of its members, officers, directors, employees, agents, successors, and assigns.
19. Inspections and Reports. Operator and its authorized agents and representatives shall have access to the Oil and Gas Operations Areas, and to the surface location of any well drilled outside of the Lands that is or will be drilled into the Lands, and shall have the right to witness and observe all operations conducted thereon, including the drilling, logging, testing, casing, completing, Directional Surveying, and plugging and abandonment of any well thereon. Upon reasonable advance notice, Owner shall have the right to inspect Operator’s records with respect to such operations to verify Operator’s compliance with this Agreement. Owner shall maintain the confidentiality of all such information for so long as such information is not publicly available. Owner shall indemnify, defend and save and hold harmless Operator from and against any claims and liabilities for damage to property or injury to persons arising out of the acts or omissions of Owner or its agents or representatives in connection with such inspections, except to the extent such claim or liability is attributable to the negligence or willful misconduct of Operator or its contractors.
20. Designated Contact Person. Operator and Owner will each from time to time designate an individual, with appropriate 24-hour telephone and fax numbers, who is to be the primary contact person for discussions and decisions concerning matters related to this Agreement. Current contact information is as follows:

Owner:	Pure Cycle Corporation Attn: Mark Harding 1490 Lafayette Street, Suite 203 Denver, CO 80218 Phone: 303-292-3456 Fax: (303) 292-3475 E-mail: mharding@purecyclewater.com

Operator:	Anadarko E&P Company LP 1099 18th Street, Suite 1800 Denver, CO 80202-1918 Attn: Land Manager
Surface Use and Damage Agreement

21. Assignment. This Agreement shall run with the Lands and shall be assigned by Operator in connection with any assignment of Operator’s oil and gas leasehold rights under all or a portion of the lands described on Exhibit “A”.
22. Enforcement Costs. If either party defaults under this Agreement, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, incurred by the non-defaulting party in enforcing this Agreement, with or without litigation.
23. Insurance. Operator’s parent, Anadarko Petroleum Corporation, elects to self-insure its subsidiaries’ common law and assumed liability, including those under this Agreement, for bodily injury and/or property damage to third parties in connection with accidents arising out of its operations, but only to the extent of those liabilities assumed herein. Anadarko Petroleum Corporation insures its subsidiaries’ excess liability with insurance covering all operations and attaching over its self-insurance retention. Such excess insurance coverage shall list Owner as an additional insured and Anadarko Petroleum Corporation shall furnish a certificate of such insurance to Owner upon Owner’s request. Anadarko Petroleum Corporation’s self-insurance for its subsidiaries’ liabilities will respond to the same extent as if an insurance policy had been purchased naming Owner as an additional insured, but only to the extent of those liabilities assumed herein. Any limitations of Anadarko Petroleum Corporation’s self-insurance for its subsidiaries shall not limit Operator’s obligations to Owner as provided in this Agreement or the Lease. In the event of an assignment or transfer of this Agreement, the assignee or transferee shall be required to provide insurance coverage that is reasonably acceptable to Owner before Owner shall be required to consent to such assignment.
24. As is/Where is. Operator acknowledges that it is aware of all natural and manmade hazards on the Lands. Operator takes the Lands subject to all such hazards, as is, where is.
25. Recording. Owner and Operator will jointly execute a Memorandum of this Agreement for the purpose of placing third parties on notice of this Agreement. The parties understand and agree that the Memorandum of this Agreement and any amendments thereto will be recorded in Arapahoe County, Colorado at the sole cost and expense of Operator.
26. Conflicts. In the event of any conflict between this Agreement and any Oil and Gas Lease that covers the Lands, the terms and provisions of this Agreement shall control.
27. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the successors and assigns of the parties.
28. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be considered an original for all purposes, with the same effect as if the signatures thereto and hereto were upon the same instrument.
29. Term. This Agreement shall continue until the termination of the Oil and Gas Lease between Operator and Owner covering the Lands, at which time this Agreement shall terminate. All of Operator’s obligations and liabilities under this Agreement shall survive the termination of the said Oil and Gas Lease.
Surface Use and Damage Agreement

30. Applicable Law. This Agreement shall be construed under the laws of the State of Colorado.
31. Dispute Resolution. In the event of any dispute, disagreement or controversy arising out of, relating to or connected with this Agreement including but not limited to the location of any well, surface sites or facilities, access roads and pipelines, the Parties shall use reasonable, good faith efforts to settle such dispute or claim through negotiations with each other. If such negotiations fail to produce a mutually acceptable resolution to the matter in dispute, the Parties will submit the same to non-binding mediation before a sole mediator. The mediation will be conducted by the Judicial Arbiter Group, Inc., 1601 Blake St, Suite 400, Denver, CO 80202 (“JAG”). The matter in dispute will be submitted to mediation within fifteen (15) days of a written demand for mediation from one Party to the other. If the mediation is not successful, the matter in dispute shall be submitted for final reconciliation by a sole arbitrator to be chosen by the Parties from the pool of arbitrators at JAG by no later than thirty (30) days of a written demand for arbitration from one Party to the other (or such other time as may be agreed to by the Parties). The demand for arbitration and the response thereto shall concisely state the matter(s) in dispute, the position of the Party with respect to such matter(s) and the Party’s proposed resolution of the same.
(a) During any negotiations conducted pursuant to this Agreement, the Parties will keep and maintain a record of all issues upon which agreement has been reached. To narrow and focus the issues that may need to be resolved in an arbitration proceeding, each of the submittals by the Parties shall include all points that have been agreed to by the Parties during their negotiations.
(b) Any proceeding before the arbitrator shall be conducted in accordance with the Uniform Arbitration Act then currently in effect. The purpose of the arbitrator’s role is to produce a final decision of any matter submitted for arbitration to which the Parties’ herein agree to be bound. The place of arbitration shall be at the offices of JAG in Denver, Colorado.
(c) The JAG arbitrator shall, ideally, be possessed of demonstrated experience in matters pertaining to the law of oil and gas development, and, at a minimum, Colorado law of real property governing the use and enjoyment of surface and subsurface estates. If the Parties cannot reach agreement on the choice of JAG arbitrator within ten (10) days of the original demand for arbitration (or such other time as may be agreed to by the Parties), they shall abide by the assignment of JAG arbitrator made by the JAG Administrator.
(d) For any matter requiring judicial resolution in connection with the arbitration, including the enforcement of any award, enforcement of this agreement to arbitrate, or injunctive relief to preserve the status quo pending arbitration, the Parties agree to the exclusive jurisdiction of the State District Court of Arapahoe County, Colorado.
Surface Use and Damage Agreement

(e) If the subject matter of the arbitration is location of one or more of the three (3) Oil and Gas Operations Areas, the award in arbitration will provide Operator with Oil and Gas Operations Areas that are technically and economically feasible for the production of oil and gas from the Lands, taking into account the objections of the owner.
(f) The Parties shall share equally in the cost of retaining the services of JAG for any mediation or arbitration conducted hereunder and each shall be solely responsible for its own costs and expenses of preparing for and pursuing any mediation or arbitration. With the exception of converting any arbitration award into a judgment, the prevailing Party for any matter requiring judicial resolution in connection with the arbitration shall be entitled to recover reasonable costs and attorneys’ fees from the non-prevailing Party.
DATED as of the year and date first above written.

OWNER:

PCY HOLDINGS LLC, a wholly-owned subsidiary of Pure Cycle Corporation

By:	/s/ Mark W. Harding Name: Mark W. Harding
Title: Manager

OPERATOR:

ANADARKO E&P COMPANY LP

By:	/s/ David H. Bell

Name: David H. Bell
Title: Agent & Attorney-in-Fact
Surface Use and Damage Agreement

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)
The foregoing instrument was acknowledged before me this 10th day of March, 2011, by Mark W. Harding as Manager of PCY Holdings LLC, a wholly-owned subsidiary of Pure Cycle Corporation.
Witness my hand and official seal.

[S E A L]
Notary Public
My Commission Expires:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)
The foregoing instrument was acknowledged before me this 10th day of March, 2011, by David H. Bell as Agent & Attorney-in-Fact for Anadarko E&P Company LP.
Witness my hand and official seal.

[S E A L]
Notary Public
My Commission Expires:
Surface Use and Damage Agreement

EXHIBIT A
To
Surface Use and Damage Agreement
[Description of Lands]
Township 4 South, Range 65 West, 6th P.M.
Section 4:      SE/4 except lot 29 (of Montclair Gardens)
Section 10:      NW/4 and E/2
Surface Use and Damage Agreement